Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement No. 333-228524 on Form S-8 of Capital Bancorp, Inc. of our report dated March 15, 2021, relating to the consolidated financial statements of Capital Bancorp, Inc., which appear in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Elliott Davis, PLLC
Raleigh, North Carolina
March 15, 2021